CONSENT OF COUNSEL

We hereby consent to the use of our name and to the references to our Firm under the caption “Legal Matters” in the Prospectus and the caption “Legal Counsel” in the Statement of Additional Information included in Pre-Effective Amendment No. 2 to the Registration Statement on Form N-2 under the Securities Act of 1933, as amended (the “1933 Act”), of RiverNorth Managed Duration Municipal Income Fund II, Inc. (File No. 811-23713). In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Faegre Drinker Biddle & Reath LLP
Faegre Drinker Biddle & Reath LLP

Philadelphia, Pennsylvania

February 21, 2024